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                                                              Exhibit (d) (3)

                            NONDISCLOSURE AGREEMENT

     THE WILLIAMS COMPANIES, INC., a Delaware corporation ("Williams") and BARRETT RESOURCES CORPORATION, a Delaware corporation ("Recipient"), sometimes referred to herein individually as a "Party" and collectively as the "Parties", in consideration of the mutual covenants of this Agreement, hereby agree as follows:

1. Recipient has requested information regarding Williams for the purpose of evaluating a possible business combination regarding Williams and Recipient ("Transaction"). Williams may consider such information proprietary under this Agreement either because it has developed the Information internally, or because it has received the Information subject to a continuing obligation to maintain the confidentiality of the Information, or because of other reasons.

2. The term "Information" as used in this Agreement shall mean information regarding Williams or any of its subsidiaries or their respective assets or businesses which is furnished to Recipient by Williams or its representatives. Williams shall have the right to determine, in its sole judgment, what information it shall provide to Recipient.

3. With respect to Information disclosed under this Agreement, Recipient shall:

     a. Hold the Information in confidence, exercising a degree of care not less than the care used by Recipient to protect its own proprietary or confidential information that it does not wish to disclose.

     b. Restrict disclosure of the Information solely to those directors, officers, employees, and/or agents/consultants with a need to know for the purpose of evaluating the Transaction and not disclose it to any other person.

     c. Advise those persons to whom the Information was disclosed of their obligations with respect to the Information. Recipient shall be responsible for any breach of this Agreement by its representatives.

     d. Use the Information only in connection with continuing discussions by the Parties concerning the Transaction, except as may otherwise be agreed to by Williams in writing.

4. The Information shall be deemed the property of Williams and, upon request, Recipient shall return all Information received in tangible form to Williams, without retaining any copy or duplicate thereof, and shall destroy any and all written, printed or other material or information derived from the Information and provide Williams written certification of such document destruction. If Recipient loses or makes an unauthorized disclosure of Williams' Information, it shall notify Williams immediately and use reasonable efforts to retrieve the lost or wrongfully disclosed Information.

5. Recipient shall have no obligation to preserve the proprietary nature of any Information which:



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     a.   was previously known to Recipient free of any obligation to keep it confidential;

     b. is or becomes publicly available by other than unauthorized disclosure;

     c. is received from a third party whose disclosure, to the best of Recipient's knowledge, does not violate any confidentiality obligation; or

     d. is disclosed pursuant to the requirement or request of a governmental agency or court of competent jurisdiction to the extent such disclosure is required by a valid law, regulation or court order, and sufficient notice is given by Recipient to Williams of any such requirement or request in order to permit Williams to seek an appropriate protective order or exemption from such requirement or request.

6. With respect to any information, including but not limited to Information, which Williams discloses to Recipient for the purpose of evaluating the Transaction, it is understood and agreed that Williams does not make any representations or warranties as to the accuracy, completeness or fitness for a particular purpose thereof. It is further understood and agreed that neither Williams nor its representatives shall have any liability or responsibility to Recipient or to any other person or entity resulting from the use of any information so furnished or otherwise provided. Neither this Agreement, nor the transfer of Information hereunder, shall be construed as granting either expressly, by implication, estoppel, or otherwise, any license or right to any information or data now or hereafter owned or controlled by Williams to Recipient and all such Information shall remain the property of Williams.

7. Neither this Agreement, nor the disclosure of Information under this Agreement, nor the ongoing discussions and correspondence between the Parties, shall constitute or imply a commitment or binding obligation between the Parties or their respective affiliated companies regarding the Transaction. If, in the future, the Parties elect to enter into a binding commitment regarding the Transaction, such commitment shall be explicitly stated in a separate written agreement executed by both Parties, and the Parties hereby affirm that they do not intend their discussions, correspondence, and other activities to be construed as forming a contract regarding the Transaction or any other transaction between them without execution of such separate written agreement.

8. Recipient acknowledges that it is aware (and that prior to the disclosure of any Information to any person pursuant to Paragraph 3b such person will be advised) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. This Agreement shall benefit and be binding upon the Parties hereto and their respective successors and assigns.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to choice of law principles.

11. This Agreement shall become effective as of the date set forth below ("Effective Date"). The

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     obligations of the Parties under this Agreement shall survive and continue beyond the Effective Date for a period of three (3) years.

12. Recipient acknowledges that in the event of an unauthorized disclosure, the damages incurred by Williams may be difficult if not impossible to ascertain, and that Williams may seek injunctive relief as well as monetary damages against Recipient for breach of this Agreement.

13. This Agreement constitutes the entire understanding between the Parties with respect to the Information provided hereunder. No amendment or modification of this Agreement shall be valid or binding on the Parties unless made in writing and executed on behalf of each Party by its duly authorized representative.

Each Party represents that it has caused this Agreement to be executed on its behalf as of the date written below by a representative empowered to bind that Party with respect to the undertakings and obligations contained herein.

Executed and effective this 6th day of May, 2001

THE WILLIAMS COMPANIES, INC.               BARRETT RESOURCES CORPORATION

By:    /s/ MARK D. WILSON                  By:     /s/ EUGENE A. LANG
      ---------------------------                -------------------------------

Name:  Mark D. Wilson                      Name:  Eugene A. Lang
      ---------------------------                -------------------------------

Title: Vice President-Corporate            Title: Executive Vice President,
       Development                                General Counsel and Secretary
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